Exhibit 99.1

AssetMark Completes Acquisition of Adhesion Wealth

CONCORD, Calif – December 15, 2022 – AssetMark announced today the completion of its acquisition of Adhesion Wealth, a leading provider of wealth management technology solutions to RIAs, RIA enterprises, TAMPs and asset managers.

“AssetMark and Adhesion are officially united in pursuit of our shared mission to empower growth-focused advisors to deliver better investor outcomes while successfully growing their practices,” said Natalie Wolfsen, CEO of AssetMark. “Our combined suite of purpose-built solutions allows us to serve advisors across a wider spectrum of practice profiles and growth enablement preferences, and ultimately make a difference in the lives of more advisors and their clients.”

Adhesion is the industry’s second-largest model marketplace with over 400 asset managers. The platform provides its clients with outsourced overlay portfolio management services, client engagement technologies, and tailored managed account solutions for TAMPs and RIA enterprises.

“We are incredibly excited to be a part of AssetMark,” said Barrett Ayers, CEO of Adhesion. “Adhesion’s employees and clients will benefit greatly from AssetMark’s deep experience and scale. Our complementary strengths and cultural fit make AssetMark a natural partner, and together we can accomplish so much more for financial advisors.”

For the foreseeable future, Adhesion will continue to operate commercially as a standalone business and will maintain its brand identity. AssetMark acquired total billable assets of $7.3 billion as of November 30, 2022 and paid $46 million plus transaction costs and contingent payments.

About AssetMark Financial Holdings, Inc.
AssetMark is a leading provider of extensive wealth management and technology solutions that power independent financial advisors and their clients. Through AssetMark, Inc., its investment advisor subsidiary registered with the Securities and Exchange Commission, AssetMark operates a platform that comprises fully integrated technology, personalized and scalable service and curated investment platform solutions designed to make a difference in the lives of advisors and their clients. AssetMark had $79.4 billion in platform assets as of September 30, 2022 and has a history of innovation spanning more than 25 years.

About Adhesion Wealth
Adhesion Wealth® is a leading provider of outsourced investment management solutions for registered investment advisors (RIAs). Adhesion Wealth empowers advisors with the ability to build their own multi-manager (UMA) strategies, access SMA strategies and use other turnkey investment solutions on the Adhesion Manager Exchange. Adhesion Wealth also provides advisors with personal and direct indexing, tax management, tax transitions, portfolio administration, practice analytics and client reporting. With Adhesion, advisors gain access to a scalable, multi-custodian platform upon which to grow successful practices.

Contacts

For AssetMark & Adhesion

Investors:

Taylor J. Hamilton, CFA

Head of Investor Relations

InvestorRelations@assetmark.com

Media:

Alaina Kleinman

Director, Communications & Public Relations

alaina.kleinman@assetmark.com

SOURCE: AssetMark Financial Holdings, Inc.